Exhibit 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis, Inc. Reports Second Quarter 2020 Financial Results
Earnings of $0.10 per Share; Net Income of $2.2 Million; Adjusted EBITDA of $11.2 Million Driven by Sales of High Grade Alcohol for Hand Sanitizer

CUPERTINO, Calif. – August 13, 2020 - Aemetis, Inc. (NASDAQ: AMTX), an advanced renewable fuels and biochemicals company, today announced its financial results for the three and six months ended June 30, 2020.

Aemetis’ second quarter of 2020 included significant announcements and financial achievements related principally to sales of high-grade alcohol, including:

●
Gross Profit of $14.1 million
●
Net Income of $2.2 million
●
Adjusted EBITDA of $11.2 million
●
Announced plans to produce US Pharmacopeia (USP) grade alcohol

“As a result of the global COVID-19 pandemic, demand for high grade alcohol for sanitizer production and shipments of alcohol to bulk sanitizer alcohol customers increased dramatically in the second quarter,” said Eric McAfee, Chairman and CEO of Aemetis. “In the final weeks of Q1, we adopted a variety of process improvements and plant upgrades to produce large volumes of high grade alcohol for hand sanitizer. Due to pandemic-related demand as well as what we expect will be longer-term behavioral changes by consumers to reduce the spread of viruses, we anticipate continued market growth for hand sanitizers, personal care and cleaning markets, which contain high grade alcohol,” added McAfee.

“As the largest capacity high grade alcohol producer in the Western US,” McAfee stated, “Aemetis is implementing systems and equipment that we believe will enable us to produce USP grade alcohol in Q1 2021. We are also developing expanded marketing channels in the US, Canada and other countries for the sale of bulk sanitizer alcohol, bulk blended liquid and gel sanitizer, along with private label and Aemetis-branded and packaged sanitizer products.”

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-844-602-0380
Live Participant Dial In (International): +1-862-298-0970
Webcast URL:  https://www.webcaster4.com/Webcast/Page/2211/36421

For details on the call, please visit http://www.aemetis.com/investors/conference-calls/

Financial Results for the Three Months Ended June 30, 2020

Revenues were $47.8 million for the second quarter of 2020 compared to $50.6 million for the second quarter of 2019, driven by the entry into the high-grade alcohol market, but were slightly offset by the delay in the India Government Oil Marketing Company biodiesel bidding process.

Gross profit for the second quarter of 2020 rose to $14.1 million, compared to a gross profit of $3.3 million during the second quarter of 2019. North America segment accounted for $13.9 million of the reported, consolidated gross profit.

Selling, general and administrative expenses were $4.0 million during the second quarter of 2020, compared to $3.9 million during the second quarter of 2019.

Operating income increased to $10.0 million for the second quarter of 2020, compared to an operating loss of $0.8 million for the second quarter of 2019.

Interest expense during the second quarter of 2020 was $6.2 million, excluding accretion in connection with Series A preferred units in the Aemetis Biogas LLC subsidiary, compared to $6.6 million during the second quarter of 2019. The Aemetis Biogas subsidiary recognized $1.4 million of accretion in connection with preference payments on its preferred stock.

Net income was $2.2 million for the second quarter of 2020, compared to a net loss of $13.9 million for the second quarter of 2019.

Adjusted EBITDA increased to $11.2 million for the three months ended June 30, 2020.

Cash at the end of the second quarter of 2020 increased to $3.4 million, compared to $0.6 million at the end of 2019.

Financial Results for the Six Months Ended June 30, 2020

Revenues were $87.3 million for the first half of 2020, compared to $92.5 million for the first half of 2019.

Selling, general and administrative expenses were $8.0 million during the first half of 2020, compared to $8.2 million during the first half of 2019.

Operating income increased to $5.5 million for the first half of 2020, compared to an operating loss of $5.4 million for the first half of 2019.

Interest expense was $13.1 million during the first half of 2020, excluding accretion of Series A preferred units in the Aemetis Biogas LLC subsidiary, compared to interest expense of $12.8 million during the first half of 2019. Additionally, the Aemetis Biogas subsidiary recognized $2.3 of accretion in connection with preference payments on its preferred stock.

Net loss for the first half of 2020 was $9.9 million, compared to a net loss of $24.6 million in 2019, when the Company recorded a one-time charge for loss contingency on litigation. The 2020 margin improvement was due in large part to selling high-grade alcohol into the hand sanitizer market.

Adjusted EBITDA was $8.2 million for the six months ended June 30, 2020.

About Aemetis

Headquartered in Cupertino, California, Aemetis is an advanced renewable fuels and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products by the conversion of ethanol and biodiesel plants into advanced biorefineries. Founded in 2006, Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto. Aemetis also owns and operates a 50 million gallon per year renewable chemical and advanced fuel production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis is building a biogas anaerobic digester network and pipeline to convert dairy animal waste gas to Renewable Natural Gas (RNG), and is developing a plant to convert waste orchard wood into high grade cellulosic alcohol. Aemetis holds a portfolio of patents and related technology licenses for the production of renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, loss on extinguishment, income tax expense, intangible and other amortization expense, accretion expense, depreciation expense, loss contingency on litigation and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison between companies.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, expectations for growth in India and development of our cellulosic ethanol business in North America.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, demand for high grade alcohol and related products, including hand sanitizers, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues	$47,824	$50,619	$87,304	$92,507
Cost of goods sold	33,765	47,346	73,678	89,585
Gross profit	14,059	3,273	13,626	2,922

Research and development expense	21	90	138	123
Selling, general and admin. expense	4,049	3,945	7,985	8,186
Operating income (loss)	9,989	(762)	5,503	(5,387)

Interest expense
Interest rate expense	5,574	5,190	11,160	10,176
Amortization expense	614	1,396	1,904	2,619
Accretion of Series A preferred units	1,362	471	2,322	920
Loss contingency on litigation	--	6,200	--	6,200
Other (income) expense	303	(89)	240	(712)
Income (loss) before income taxes	2,136	(13,930)	(10,123)	(24,590)

Income tax expense (benefit)	(56)	--	(263)	7

Net income (loss)	$2,192	$(13,930)	$(9,860)	$(24,597)

Non-controlling interest	--	(994)	--	(1,932)
Net income (loss) attributable to Aemetis, Inc.	2,192	(12,936)	(9,860)	(22,665)

Net income (loss) per common share
Basic	$0.11	$(0.63)	$(0.48)	$(1.11)
Diluted	$0.10	$(0.63)	$(0.48)	$(1.11)

Weighted average shares outstanding
Basic	20,683	20,375	20,668	20,371
Diluted	21,153	20,375	20,668	20,371

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	June 30, 2020 (Unaudited)	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$3,410	$656
Accounts receivable	5,202	2,036
Inventories	7,290	6,518
Prepaid and other current assets	2,034	3,366
Total current assets	17,936	12,576

Property, plant and equipment, net	98,525	84,226
Right-of-use and other assets	5,697	3,094
Total assets	$122,158	$99,896

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$16,367	$15,968
Current portion of long term debt	7,569	5,792
Short term borrowings	16,096	16,948
Mandatorily redeemable Series B stock	3,200	3,149
Accrued property taxes and other current liabilities	16,766	15,962
Total current liabilities	59,998	57,819

Total long term liabilities	226,359	196,449

Stockholders' deficit:
Series B convertible preferred stock	1	1
Common stock	21	21
Additional paid-in capital	87,580	86,852
Accumulated deficit	(247,281)	(237,421)
Accumulated other comprehensive loss	(4,520)	(3,825)
Total stockholders’ deficit	(164,199)	(154,372)
Total liabilities and stockholders' deficit	$122,158	$99,896

RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss) attributable to Aemetis, Inc.	$2,192	$(12,936)	$(9,860)	$(22,665)
Adjustments:
Interest expense	6,188	5,694	13,064	11,075
Loss contingency on litigation	--	6,200	--	6,200
Depreciation expense	1,172	1,096	2,262	2,234
Accretion of Series A preferred units	1,362	471	2,322	920
Share-based compensation	325	196	635	486
Intangibles and other amortization expense	12	12	24	24
Income tax expense (benefit)	(56)	--	(263)	7
Total adjustments	9,003	13,669	18,044	20,946
Adjusted EBITDA	$11,195	$733	$8,184	$(1,719)

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Ethanol
Gallons sold (in millions)	13.8	16.2	29.6	32.4
Average sales price/gallon	$2.63	$1.84	$2.08	$1.76
Percentage of nameplate capacity	100%	118%	108%	118%
WDG
Tons sold (in thousands)	90.9	106.9	198.0	213.8
Average sales price/ton	$82	$81	$80	$81
Delivered cost of corn
Bushels ground (in millions)	4.9	5.7	10.6	11.3
Average delivered cost / bushel	$4.46	$5.37	$4.84	$5.29
Biodiesel
Metric tons sold (in thousands)	2.6	13.0	6.3	18.2
Average sales price/metric ton	$835	$833	$786	$830
Percentage of nameplate capacity	7%	35%	8%	24%
Refined glycerin
Metric tons sold (in thousands)	0.4	0.6	0.6	2.0
Average sales price/metric ton	$901	$560	$772	$618